Exhibit 10.7

HONEYWELL INTERNATIONAL INC. SEVERANCE PLAN
FOR SENIOR EXECUTIVES

Amended and restated, effective as of January 1, 2009

PART I
GENERAL PROVISIONS

1. Purpose.

     The purpose of the Honeywell International Inc. Severance Plan for Senior Executives (the “Plan”) is to provide severance related benefits to selected eligible employees of a Honeywell Employer (as defined in Part II of the Plan) who are employed in a position in Career Band 6 or above and whose employment relationship is involuntarily terminated at the initiative of the Employer for reasons other than Gross Cause (as defined below). This Plan is intended to be an unfunded plan for a select group of management or highly compensated employees for purposes of ERISA (as defined below).

     This Plan is comprised of Part I—general provisions relating to the operation of the Plan, and Part II—special provisions that become effective only upon a Change in Control (as defined below). As set forth herein, this Plan constitutes the amendment and restatement, as of January 1, 2009, of the Severance Plan for Senior Executives established by Allied Corporation on March 31, 1983 and amended and restated by AlliedSignal Inc. as of April 25, 1988, January 1, 1990, April 29, 1991, January 1, 1994, May 1, 1999 and amended and restated by the Company as of December 20, 2001. The Plan is now hereby amended and restated effective as of January 1, 2009 to implement changes required pursuant to and consistent with Section 409A of the Code.

     As used throughout the Plan unless otherwise clearly or necessarily indicated by context:

     (a) “Annual Base Salary” means an amount equal to the product of Base Salary and twelve.

     (b) “Annual Incentive Compensation” means, except as provided in Section 19(b), the product of (i) times (ii), where (i) is the target percentage that would be utilized in determining the Incentive Award for the Participant in the calendar year in which Participant’s Covered Termination occurs, and (ii) is Annual Base Salary.

     (c) “Base Salary” means the monthly base salary payable to a Participant at the highest rate in effect during any of the 36 months preceding a Covered Termination.

     (d) “Board” means the Board of Directors of the Company.

     (e) “Career Band” means the salary and position classification system adopted by the Company for use after January 1, 1994.

     (f) “Change in Control” is deemed to occur at the time (i) when any entity, person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Common Stock, (iii) of a merger in which the Company will not survive as an independent, publicly owned corporation, (iv) of a consolidation, or a sale, exchange or other disposition of all or substantially all of the Company’s assets, (v) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the shareowners of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (vi) of any transaction or other event which the Management Development and Compensation Committee of the Board, in its discretion, determines to be a Change in Control for purposes of this Plan.

     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with applicable final regulations issued thereunder.

     (h) “Common Stock” means the common stock of the Company or such other stock into which the common stock may be changed as a result of split-ups, recapitalizations, reclassifications and any similar transaction.

     (i) “Company” means Honeywell International Inc., a Delaware corporation.

     (j) “Covered Termination” means, except as provided in Section 19(c), a Participant’s Discharge. Notwithstanding the preceding sentence, in the event of a sale or transfer of a facility or line of business that causes a severance of the employment relationship with the Employer, a Covered Termination also shall be deemed to have occurred only if the Participant is not offered substantially comparable employment with the new employer, as determined by the Plan Administrator, in its sole discretion. In addition, following a Change in Control, a Covered Termination shall include any geographic relocation of the Participant’s position to a new location which is more than fifty (50) miles from the location of the Participant’s position immediately prior to a Change in Control.

     (k) “Discharge” means an involuntary termination of a Participant’s employment relationship by the Employer for reasons other than death or Gross Cause.

     (l) “Determination Year” means a calendar year within which performance is measured for purposes of determining the amount of Incentive Awards payable for that year.

     (m) “Effective Date” means March 31, 1983.

     (n) “Employer” means the Company and its participating divisions, subsidiaries, strategic business units and their respective successors.

     (o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with applicable final regulations issued thereunder.

     (p) “Gross Cause” means any of the following: (i) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of Company property of significant value; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (iv) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (v) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards. In the case of a determination under Part I of the Plan, Gross Cause shall be determined (i) by the Chief Executive Officer of the Company, with the concurrence of the Company’s Board of Directors and with the advice of the Company’s functional leaders with expertise in such matters, with respect to any officer of the Company elected by the Board of Directors, and (ii) by the Plan Administrator, with the advice of the Company’s functional leaders with expertise in such matters, with respect to all other Plan Participants.

     (q) “Incentive Award” means an incentive compensation award or any other annual incentive award determined under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees, and any predecessor or successor plan, but shall not include any performance improvement award or any other long-term incentive award under any such plan.

     (r) “Named Fiduciary” means the Plan Administrator and/or such other committee, entity or person as the Company or the Plan Administrator may designate to administer the terms and conditions of the Plan, as the case may be.

     (s) “Notice Period” means the notice period provided under applicable law (whether working or non-working), if any.

     (t) “Participant” means an Existing Participant, an Officer Participant or a New Participant, each defined as follows:

          (i) “Existing Participant” means, except as further defined in Part II an individual who, on July 1, 1993, was an employee of an Employer in Salary Grade 20 or above or in a position comparable to a position of Salary Grade 20 or above.

          (ii) “Officer Participant” means, except as further defined in Part II, an individual (other than an Existing Participant) who is an officer of an Employer in Career Band 7 as determined by the Plan Administrator in his or her sole discretion.

“New Participant” means an individual (other than an Existing Participant and an Officer Participant) who is employed by an Employer in a position evaluated in Career Band 6 or above or in a position comparable to a position in Career Band 6 or above, all as determined by the Plan Administrator in his or her sole discretion.

     (u) “Pay Continuation” means the component of the severance benefit described in Section 3(a)(i).

     (v) “Plan Administrator” means the person defined in Section 7 and Section 22(a).

     (w) “Pro Rata Factor” means (i) for the Determination Year in which a Covered Termination occurs, a fraction the numerator of which is equal to the number of calendar months which have elapsed from the first day of the calendar month following the Covered Termination through December 31st of the Determination Year, and the denominator of which is twelve, and (ii) for any subsequent Determination Year shall mean a fraction, the numerator of which is equal to the Severance Pay Factor, reduced by the number of calendar months which have elapsed from the first day of the calendar month following the Covered Termination through December 31st of the year preceding the Determination Year, and the denominator of which is twelve; provided, however, that the Pro Rata Factor shall never be greater than 1.0.

     (x) “Prorated Annual Incentive Compensation” means the component of the severance benefit described in Section 3(a)(ii).

     (y) “Salary Grade” means the salary and position classification used by the Company prior to January 1, 1994, or any comparable salary and position classification used by any other Employer.

     (z) “Severance Pay Factor” means, with respect to any Participant, the relevant factor specified in Section 3(a)(i)(A).

     (aa) “Severance Period” means the period commencing on the first day of the first month following a Covered Termination, which is comprised of the number of consecutive months equal to the lesser of (i) the Severance Pay Factor, or (ii) the number of months occurring before the first day of the month following the Participant’s attainment of age 65 or, if later, eligibility to receive an unreduced retirement benefit under a qualified defined benefit pension plan maintained by an Employer. In the event of a Change in Control, the Severance Period will commence immediately following the expiration of the Notice Period (if any) referenced in Section 4(b) hereof; provided, however, that the amounts attributable to the Notice Period shall be paid in accordance with the “short-term deferral exception” under Treas. Reg. §1.409A -1(b)(4).

     (bb) “Specified Employee” means any Participant who, at any time during the twelve (12) month period ending on the identification date (as determined by the Vice President, Compensation and Benefits or its delegate), is a “specified employee” under Section 409A of the Code, as determined by the Vice President – Compensation and Benefits (or his delegate), which determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Vice President – Compensation and Benefits (or his delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code.

2. Participation.

     (a) An employee of an Employer who is at any time a Participant in the Plan shall continue as a Participant in the Plan until the earlier of (i) the date the employment relationship with the Employer is severed for reasons other than a Covered Termination, or (ii) the date the employee ceases to be employed in a position equivalent to Career Band 6 or above; provided, however, any employee who ceases to be employed in a position equivalent to Career Band 6 or above on or after a Change in Control shall nevertheless continue to be a Participant in the Plan.

     (b) A Participant in the Plan who is at any time the subject of a Covered Termination shall continue to be a Participant in the Plan until all of the benefits for which he or she is entitled under Section 3 of the Plan, if any, have been paid.

3. Severance Benefits.

     (a) Eligibility for Benefits. Subject to Section 3(b) below, a Participant who is the subject of a Covered Termination shall receive the benefits described in this Section 3.

          (i) Pay Continuation.

               (A) An Existing Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by the relevant Severance Pay Factor determined as follows (a detailed schedule of each Existing Participant’s Severance Pay Factor is attached hereto as Exhibit A):

Salary Grade as of July 1, 1993	Severance Pay Factor

20 and 21	18
22 and 23	24
24 and above	36

     Provided, however, that the Severance Pay Factor of an Existing Participant, whose Salary Grade is reduced after a Change in Control, shall not be reduced for purposes of this Plan.

               (B) An Officer Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by a Severance Pay Factor of 18 (or 36 in the case of an Officer Participant who is an Executive Vice President or Senior Vice President), or following a Change in Control, a Severance Pay Factor of 24 (36 in the case of an Officer Participant who is an Executive Vice President or Senior Vice President).

               (C) A New Participant shall receive a benefit in an amount equal to his or her Base Salary multiplied by a Severance Pay Factor of 12.

          (ii) Annual Incentive Compensation. An Existing Participant or an Officer Participant shall receive a benefit in an amount equal to his or her Annual Incentive Compensation multiplied by the applicable Pro Rata Factor. The Pro Rata Factor shall be determined for the calendar year in which a Covered Termination occurs and each calendar year thereafter through the end of the calendar year in which the Severance Period ends.

          (iii) Benefit Continuation. For the duration of the Severance Period, the Participant shall be entitled to the continuation of the following employee benefits:

               (A) Basic and contributory medical insurance (including for qualified dependents) (“Health Plan Coverage”), at the active employee coverage level and prevailing active employee contribution rate, if any; provided, however, (1) that such level of Health Plan Coverage shall not exceed the level of Health Plan Coverage in effect on the date of the Participant’s Covered Termination, (2) that such continuation of Health Plan Coverage will cease on the earlier of (I) the first month that similar benefits are provided to the Participant by a subsequent employer, (II) the first month in which the Participant fails to pay to the Employer the prevailing active employee contribution rate, (III) the end of the Severance Period, or (IV) the date on which such coverage must terminate pursuant to the terms of the controlling health insurance benefit plan applicable to the Participant on the date of such Participant’s Covered Termination, and (3) the Employer-paid portion of the monthly premium for the Health Plan Coverage shall be imputed as income to the Participant as may be required under section 105(h) of the Code, subject to applicable withholding from amounts otherwise payable to the Participant.

               (B) Basic and contributory life insurance (including for qualified dependents) (“Life Insurance Coverage”), at the active employee coverage level and prevailing active employee contribution rate, if any; provided, however, (1) that such level of Life Insurance Coverage shall not exceed the level of Life Insurance Coverage in effect on the date of the Participant’s Covered Termination, (2) that such continuation of Life Insurance Coverage will cease on the earlier of (I) the date similar benefits are provided the Participant by a subsequent employer, (II) the first month in which the

Participant fails to pay to the Employer the prevailing active employee contribution rate, (III) the end of the Severance Period, or (IV) the date on which such coverage must terminate pursuant to the terms of the controlling life insurance benefit plan applicable to the Participant on the date of such Participant’s Covered Termination, and (3) the Employer-paid contributions required to maintain the Life Insurance Coverage will be imputed as income to the Participant as may be required by applicable law.

          (iv) Pension Service Continuation. Except as otherwise provided by an applicable pension plan and, subject to the requirements for qualification of Section 401(a) of the Code, only the first twelve (12) months of the Severance Period, Pay Continuation and Prorated Annual Incentive Compensation will be recognized for purposes of the vesting and pension calculation provisions of the AlliedSignal Inc. Retirement Program or any other pension plan sponsored by an Employer in which the Participant participates. The normal policy for qualifying leaves remains applicable thereafter.

     (b) Benefits Conditioned on Release and Non-Competition. Notwithstanding anything in this Section 3 to the contrary, all benefits under this Plan except benefits provided pursuant to Part II, shall be provided in consideration for, and may be conditioned upon, (i) the execution and non-revocation of a release by the Participant of all current or future claims, known or unknown, arising on or before the date of the release against the Employer, its subsidiaries, affiliates and their respective officers, directors and employees in a form and manner prescribed by the Plan Administrator, and (ii) the execution of a non-competition agreement by the Participant in favor of the Company and its subsidiaries and affiliates in a form and manner prescribed by the Plan Administrator. Additionally, no severance benefits shall be payable under this Section 3 unless the Participant has returned to the Employer all property of the Employer and any information of a proprietary nature in his or her possession.

     (c) Benefit Limitations.

          (i) Except as provided in subparagraph (ii) below, any benefit determined to be payable to a Participant under any other severance plan sponsored or funded by an Employer shall be reduced by the amount of any similar benefit payable to the Participant under this Plan (excluding any benefit payable under Section 20(a)).

          (ii) Any benefit determined to be payable under this Plan (excluding any benefit payable under Section 20(a)) to a Participant who was not eligible to participate in this Plan prior to April 25, 1988 will be reduced to the extent of any duplication of benefits between the Plan and any benefits that may be payable to the Participant under arrangements existing prior to April 25, 1988.

          (iii) Notwithstanding any provision of the Plan to the contrary, for a Participant who is a U.S. taxpayer subject to the requirements of Section 409A of the Code, the time and form of payment of any payment that is provided by this Plan and also by the terms of the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control) or any other severance pay plan that applies to such Participant shall be determined in accordance with the terms of this Plan.

4. Benefit Payments.

     (a) Form and Timing of Payments. Except as provided in Sections 21(a) and 21(b) and unless delay of payment is required pursuant to Section 15(b)(ii), any Pay Continuation shall be paid in equal monthly installments over the Severance Period, with the first installment commencing within 60 days after the Covered Termination, and any Prorated Annual Incentive Compensation shall be paid in the January after the end of the Determination Year. No Prorated Annual Incentive Compensation shall be payable for any Determination Year with respect to which the Pro Rata Factor is less than or equal to zero.

     (b) Interim Incentive Compensation Payments. In the event that a Participant’s employment is terminated pursuant to a Covered Termination within two years following a Change in Control, the Participant shall be paid an additional amount, with respect to any Notice Period equal to the product of (1) the amount of annual incentive compensation that such Participant would earn for the year of termination under the incentive compensation plan in which such Participant participated immediately prior to such termination (assuming performance at the target level of performance), and (2) a fraction, the numerator of which is the sum of the number of days in the Participant’s Notice Period, and the denominator of which is 365; provided, however, the numerator of such fraction shall not include any period for which the Participant has already received or will receive a short-term incentive compensation award. Any amount payable pursuant to this Section 4(b) shall be paid in a single lump sum payment no later than March 15th of the year following the year in which the Covered Termination occurs.

5. Forfeiture of Benefits.

      Notwithstanding anything to the contrary in the Plan and except as provided in Section 21(c), a Participant receiving benefits or otherwise entitled to receive benefits under this Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, either before or after termination of employment, as determined by the Named Fiduciary, in its sole discretion (a) is convicted of a felony, (b) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of the Employer for personal gain or for the benefit of another party, (c) actively recruits and offers employment to any management employee of the Employer, (d) engages in intentional misconduct substantially damaging to the property or business of any Employer, (e) makes false or misleading statements about the Employer or its products, officers or employees to (A) competitors or customers or potential customers of the Employer, or (B) current or former employees of the Employer, or (f) violates the terms of the release or non-competition agreement described in Section 3(b) of the Plan.

6. Payment of Benefits Upon Incompetence or Death.

     In the event the Named Fiduciary is presented with evidence satisfactory to it that a Participant receiving benefits or entitled to receive benefits is adjudged to be legally incompetent, the remainder of such Participant’s unpaid benefits shall be paid to the Participant’s conservator, legal representative or any other person deemed by the Named Fiduciary to have assumed responsibility for the maintenance of such person receiving or entitled to receive benefits at the same time and in the same form as such unpaid benefits would be paid to the Participant prior to such adjudication. In the event a Participant receiving benefits or entitled to receive benefits dies, the remainder of such Participant’s unpaid benefits shall be paid to the Participant’s beneficiary (as determined in the following paragraph) at the same time and in the same form as such unpaid benefits would have been paid to the Participant had the Participant survived.

     A Participant may designate a beneficiary in the form and manner prescribed by the Named Fiduciary. Any designation of a beneficiary may be revoked by filing a later designation or revocation. In the absence of an effective designation of a beneficiary by a Participant or upon the death of all designated beneficiaries on or before a Participant’s death, the remainder of the Participant’s unpaid benefits shall be paid to the Participant’s spouse or, if none, to the Participant’s estate. Any payment made pursuant to this Section 6 shall be a discharge of any liability under the Plan therefor.

7. Administration.

     (a) Plan Administration. Except as provided in Section 22(a), the Plan shall be administered by the Plan Administrator, who may act through one or more Named Fiduciaries under this Plan who shall have the powers and authorities as described in this Section 7. The Plan Administrator shall be the Senior Vice President, Human Resources and Communications, or such other person as the Board may appoint. The Plan Administrator shall have the authority to appoint and remove any other Named Fiduciary at his or her discretion.

     Any person acting on behalf of the Named Fiduciary shall serve without additional compensation. The Named Fiduciary shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

     (b) Powers and Duties of Named Fiduciary. The Named Fiduciary shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Named Fiduciary shall be entitled to rely on the records of the Employer in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Named Fiduciary, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

     The Named Fiduciary may retain attorneys, consultants, accountants or other persons (who may be employees of the Employer) to render advice and assistance and may delegate any of the authorities conferred on him under this Plan to such persons as he shall determine to be necessary to effect the discharge of his duties hereunder. The Plan Administrator, or other Named Fiduciary, the Employer, the Company and its officers and directors shall be entitled to rely upon the advice, opinions and determinations of any such persons. Any exercise of the authorities set forth in this Section 7, whether by the Plan Administrator, or other Named Fiduciary or his delegee, shall be final and binding upon the Employer and all Participants.

     (c) Plan Year. The plan year shall be the calendar year.

     (d) Indemnification. To the extent permitted by law, the Employer shall indemnify any Named Fiduciary from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

8. Claims and Appeals Procedures.

Except as provided in Sections 22(c)-(f), the Plan’s benefit claims and appeals procedures shall be as follows:

     (a) Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Named Fiduciary.

     (b) The Named Fiduciary shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 60 days of the receipt by the Named Fiduciary of the Participant’s claim or, if special circumstances require, and the Participant is so notified in writing, within 120 days of the receipt by the Named Fiduciary of the Participant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

          (i) set forth the specific reasons for the denial of benefits;

          (ii) contain specific references to Plan provisions relative to the denial;

          (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Named Fiduciary; and

          (iv) advise the Participant that any appeal of the Named Fiduciary’s adverse determination must be made in writing to the Named Fiduciary within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

     (c) If notice of the denial of a claim is not furnished within the time periods set forth above, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review procedures set forth below. If the Participant fails to appeal the Named Fiduciary’s denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Named Fiduciary’s determination shall become final and conclusive.

     (d) If the Participant appeals the Named Fiduciary’s denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

     (e) The Plan Administrator shall advise the Participant and such individual’s representative of its decision which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay. Any decision of the Plan Administrator shall be binding on all persons affected thereby.

     (f) Arbitration.

          (i) Any dispute, controversy, or claim arising out of or relating to any Plan benefit, including, without limitation, any dispute, controversy or claim as to whether the decision of the Named Fiduciary respecting the benefits under this Plan or interpretation of this Plan is arbitrary and capricious, that is not settled in accordance with the procedures outlined in Section 8, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution or other applicable rules. Before resorting to arbitration, an aggrieved Participant must first follow the review procedure outlined in this Section of the Plan. If there is still a dispute after the procedures in this Section have been exhausted, the Participant must request arbitration in writing within six (6) months after the Plan Administrator issues, or is deemed to have issued, its determination under subparagraph (e) above.

          (ii) The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected.

          (iii) All fees and expenses of the arbitration, including a transcript if requested, will be borne by the Company. The arbitrator shall have no power to amend, add to or subtract from this Plan. The award shall be admissible in any court or agency seeking to enforce or render unenforceable this Plan or any portion thereof. Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable.

9. Unfunded Obligation.

     All benefits payable under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. This Plan shall constitute solely an unsecured promise by the Employer to pay severance benefits to employees to the extent provided herein.

10. Inalienability of Benefits.

     No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void.

11. Withholding.

     The Employer shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan. Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

12. Amendment or Termination.

     Except to the extent otherwise provided in Section 22(i), the Company reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. No amendment or termination shall adversely affect the rights of any Participant whose employment terminated prior to such amendment or termination.

However, except as provided in Section 22(i), any Participant whose employment continues after amendment of the Plan shall be governed by the terms of the Plan as so amended. Any Participant whose employment continues after termination of the Plan shall have no right to a benefit under the Plan.

13. Plan Not a Contract of Employment; Employer’s Policies Control.

     Nothing contained in this Plan shall give an employee the right to be retained in the employment of an Employer. This Plan is not a contract of employment between the Employer and any employee.

     Any dispute involving issues of employment other than claims for benefits under this Plan shall be governed by the appropriate employment dispute resolution policies and procedures of the Employer.

14. Action by an Employer.

     Unless expressly indicated to the contrary herein, any action required to be taken by the Company may be taken by action of its Board or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the Board or any such officer.

15. Governing Law.

     (a) ERISA. The Plan is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and will be construed in accordance with the provisions of ERISA.

     (b) Section 409A of the Code.

          (i) Interpretation. Notwithstanding the other provisions hereof, this Plan is intended to comply with the applicable requirements of Section 409A of the Code and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and each installment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event may the Participant, directly or indirectly, designate the calendar year of payment.

          (ii) Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits provided under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A -1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A -1(b)(9)(iii); provided, however, if on the date of the Participant’s termination of employment, Honeywell’s stock is publicly-traded on an established securities market or otherwise and the Participant is a Specified Employee, then all cash severance payments payable to the Participant under this Plan that are deemed as deferred compensation subject to the requirements of Section 409A of the Code and payable within six (6) months following the Participant’s “separation from service” shall be postponed for a period of six (6) months following the Participant’s “separation from service” with Honeywell. The postponed amounts shall be paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with Honeywell, without earnings or interest. If the Participant dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the Participant’s beneficiary within sixty (60) days after Participant’s death, without earnings or interest.

          (iii) Reimbursements. All reimbursements provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority.

16. Severability.

     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

17. Coordination of Benefits.

In the event that (i) a Participant in the Plan is covered by another severance plan of Honeywell International Inc. or an affiliate which provides benefits similar to those provided under the Plan, and (ii) such Participant becomes entitled to benefits under the Plan and such other plan, each benefit to which the Participant is entitled shall contain those rights and features which combine the most favorable rights and features of such benefit under the Plan and such other plan; provided, however, that in no event shall there be any duplication of such benefit. Notwithstanding any provision of the Plan to the contrary, for a Participant who is a U.S. taxpayer subject to the requirements of Section 409A of the Code, the time and form of payment of any payment that is provided by this Plan and also by the terms of the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control) or any other severance pay plan that applies to such Participant shall be determined in accordance with the terms of this Plan.

of the Code at the time of payment shall be paid at the same time and in the same payment form as the benefits paid under the other severance plan described above.

PART II
SPECIAL PROVISIONS THAT BECOME EFFECTIVE
ONLY UPON CHANGE IN CONTROL

18. Change in Control.

     (a) The provisions of this Part II become effective upon a Change in Control and, in addition to the provisions of Part I that are not superseded by provisions of this Part II, shall control (i) the determination of eligibility for, the amount of, and the time of payment of benefits under the Plan to any Existing Participant or Officer Participant who is the subject of a Covered Termination which occurs within the two-year period following the Change in Control, (ii) the terms of payment for any Existing Participant or Officer Participant whose Severance Period extends beyond the Change in Control, and (iii) the determination of eligibility for, the amount of, and the time of payment of benefits under Section 21 of the Plan to any Existing Participant or Officer Participant.

     (b) Without derogation to the effect the provisions of this Part II may have on the determination of any Participant’s eligibility for benefits under the Plan or the amount of such benefits, it is intended that this Part II will assure that the purposes of this Plan, as they may affect Existing Participants or Officer Participants, will not be adversely affected by the unique circumstances which may exist following a Change in Control. The provisions of this Part II will have no effect whatsoever prior to a Change in Control.

19. Definitions.

     (a) “Honeywell Employer” means the Employer and any other person, organization or entity that agrees in writing to be bound by the terms of the Plan for a period of time that extends through the two-year period following a Change in Control.

     (b) “Annual Incentive Compensation” means, notwithstanding the provisions of Section 1(b), the product of Annual Base Salary and the greater of (i) the target percentage utilized in determining Incentive Awards as in effect for the most recent Determination Year ended prior to the Change in Control, or (ii) the average of the target percentages applied in determining the Participant’s Incentive Award in the last three Determination Years prior to the date of Covered Termination (or such lesser period as the Participant may have been employed).

     (c) “Covered Termination” means, notwithstanding the provisions of Section 1(j), severance of the employment relationship (i) at the initiative of the Participant for Good Reason, or (ii) at a Honeywell Employer’s initiative for reasons other than death or Gross Cause. Notwithstanding the preceding sentence, in the event of a sale or transfer of a facility or line of business that causes a severance of the employment relationship, a Covered Termination shall be deemed to have occurred only if the new employer has not agreed in writing to be a Honeywell Employer with respect to the Participant or the Participant is not employed by the new employer.

     (d) “Existing Participant” for purposes of this Part II means (i) an individual who, on July 1, 1993, was an employee of an Employer in Salary Grade 20 or above or in a position comparable to Salary Grade 20 or above, or (ii) an individual who, as of April 1, 1999, is determined by the Senior Vice President, Human Resources and Communications to be in a position comparable to Salary Grade 20, and is or reports directly to a functional Senior Vice President of the Company.

     (e) “Good Reason” means any one or more of the following:

          (i) A material diminution in the Participant’s authority, duties and/or responsibilities as they existed immediately preceding the Change in Control.

          (ii) A material decrease in base compensation.

          (iii) A material reduction in the aggregate benefits available to the Participant where such reduction does not apply to all similarly-situated employees.

          (iv) Any geographic relocation of the Participant’s position to a new location which is more than fifty (50) miles from the location of the Participant’s position immediately prior to a Change in Control.

          (v) Any action by a Honeywell Employer that under applicable law constitutes constructive discharge.

          (vi) The failure of any entity that is a successor to the Company or any of its affiliates (whether direct or indirect, by purchase, merger, consolidation or otherwise) to become a Honeywell Employer or otherwise expressly assume and agree to honor this Plan, if such action, assumption or agreement is legally required to make this Plan enforceable against the successor.

      Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the Participant provides written notice to the Company or its successor, as applicable, identifying the event or omission constituting the reason for a Good Reason termination no more than ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after notice has been provided to the Company or its successor, as applicable, the Company or its successor, as applicable, shall have the opportunity, but not the obligation, to cure such event or conditions that give rise to a Good Reason termination. If the Company or its successor, as applicable, fails to cure the events or conditions giving rise to Participant’s Good Reason termination by the end of the thirty (30) day cure period, the Participant’s employment shall terminate at the end of the thirty (30) day cure period.

     (f) “Gross Cause” means any of the following: (i) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (ii) the misappropriation, embezzlement or willful destruction of Company property of significant value; (iii)(A) the willful failure to perform, (B) gross negligence in the performance of, or (C) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (iv) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (v) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards. In the case of a determination under Part II of the Plan, Gross Cause shall be determined by the New Plan Administrator.

     (g) “New Plan Administrator” shall mean such person or persons appointed pursuant to Section 22 to administer the Plan upon the occurrence of a Change in Control.

20. Enhancement Benefit.

     (a) If, following a Change in Control, any payment to a Participant from a Honeywell Employer or from any benefit or compensation plan or program sponsored or funded by a Honeywell Employer is determined to be an “excess parachute payment” within the meaning of Section 280G of the Code or any successor or substitute provision of the Code, with the effect that either the Participant is liable for the payment of the tax described in Section 4999 or any successor or substitute provision of the Code (hereafter the “Section 4999 Tax”) or the Honeywell Employer has withheld the amount of the Section 4999 Tax, an additional benefit (hereafter the “Enhancement Benefit”) shall be paid from this Plan to such affected Participant.

     (b) The Enhancement Benefit payable shall be an amount, which when added to all payments constituting “parachute payments” for purposes of Section 280G of the Code or any successor or substitute provision of the Code, is sufficient to cause the remainder of (i) the sum of the “parachute payments”, including any Enhancement Benefit, less (ii) the amount of all state, local and federal income taxes and the Section 4999 Tax attributable to such payments and penalties and interest on any amount of Section 4999 Tax, other than penalties and interest on any amount of Section 4999 Tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant’s federal income tax return on which such Section 4999 Tax should have been paid, to be equal to the remainder of (iii) sum of the “parachute payments”, excluding any Enhancement Benefit, less (iv) the amount of all state, local and federal income taxes attributable to such payments determined as though the Section 4999 Tax and penalties and interest on any amount of Section 4999 Tax, other than penalties and interest on any amount of Section 4999 Tax with respect to which an Enhancement Benefit was paid to the Participant on or before the due date of the Participant’s federal income tax return on which such Section 4999 Tax should have been paid, did not apply.

     (c) In the event of a Change in Control, the provisions of this Section 20 shall be applicable to all Participants, as defined in Section 1(s).

21. Benefit Payments and Forfeiture of Benefits.

     (a) Benefit Payments. Notwithstanding the provisions of Section 4, unless delay is required pursuant to Section 15(b)(ii), benefits that are determined to be payable to a Participant under Sections 3(a)(i) and 3(a)(ii) on or after a Change in Control shall be paid within 60 days following the later of the Change in Control or the Covered Termination, in a single lump sum payment equal to the sum of (i) the total amount of the benefit remaining payable under Section 3(a)(i), and (ii) the amount of the benefit remaining payable under Section 3(a)(ii) for all Determination Years which are coextensive, in whole or part, with the Severance Period; provided, however, that the single lump sum payable pursuant to this Section will only be paid if the Change in Control constitutes a “change in control event” under Section 409A of the Code, otherwise, the payment shall be paid (or continue to be paid, if in pay status) in the same form and at the same times as provided under Section 4(a). The requirements of Section 3(b) shall have no application to benefits payable after a Change in Control. Unless delay is required pursuant to Section 15(b)(ii), benefits which are determined to be payable to a Participant under Section 20(a) shall be paid within thirty days following the later of a Change in Control or the date the “parachute payments” referred to in Section 20 are made, in a single payment equal to the amount of the benefit determined under Section 20(b). If any benefit is paid later than the time provided in this Section 21(a), such late payment shall be credited with interest for the period from the date payment should have been made to the date actually made at a rate equal to the average quoted rate for three-month U.S. Treasury Bills for the week preceding the date of payment, as determined by the New Plan Administrator, plus six percentage points.

     (b) Subsequent Benefit Payments. Notwithstanding the provisions of Section 4, in the event the Internal Revenue Service assesses a Section 4999 Tax due which is in excess of the amount determined by the Honeywell Employer under Section 20(b), a Participant shall be paid within 60 days following the date the Participant gives notice to the New Plan Administrator of proof of payment of the Section 4999 Tax in a single payment equal to the amount of the additional benefit determined under Section 20(b), based upon the amount of the Section 4999 Tax paid in excess of any Section 4999 Tax with respect to which any Enhancement Benefit was previously paid. If any benefit is paid later than the time provided in this Section 21(b), such late payment shall be credited with interest for the period from the date payment should have been made to the date actually made at a rate equal to the average quoted rate for three-month U.S. Treasury Bills for the week preceding the date of payment, as determined by the New Plan Administrator, plus six percentage points.

     (c) Forfeiture of Benefits. Notwithstanding the provisions of Section 5, a Participant receiving benefits or entitled to receive benefits under the Plan shall cease to receive such benefits under the Plan and the right to receive any benefits in the future under the Plan shall be forfeited, in the event the Participant, as determined by the New Plan Administrator, (i) is convicted of a felony committed against an Honeywell Employer, its property or business, (ii) commits any fraud or misappropriates property, proprietary information, intellectual property or trade secrets of an Honeywell Employer for personal gain or for the benefit of another party, or (iii) actively recruits and offers employment to any management employee of an Honeywell Employer.

22. Administration.

     (a) New Plan Administrator. On or before a Change in Control, the Company, its successors, or persons operating under its control or on its behalf (hereafter the “Corporation”) shall appoint a person independent of the Corporation to be the New Plan Administrator upon the occurrence of a Change in Control and the Plan Administrator shall immediately provide to the New Plan Administrator such information with respect to each Participant in the Plan as shall be necessary to enable the New Plan Administrator to determine the amount of any benefit which is then or may thereafter become payable to such Participants.

     (b) Authority. Upon the occurrence of a Change in Control, the New Plan Administrator shall have exclusive authority to make initial determinations of eligibility for the benefits under the Plan, subject to the requirements of Section 22(f). The New Plan Administrator may, in reviewing any recommendation for benefit eligibility pursuant to this Section 22, rely on representations made by the Corporation or a Honeywell Employer pursuant to Section 22(c). However, in the event that none of the recommendations are agreed to by the Participant, the New Plan Administrator shall refer the disputed claim for benefits under this Plan for resolution as provided in Section 22(f). Any recommendation by the New Plan Administrator under this Section 22, any determination by the New Plan Administrator as to the eligibility for or the amount of benefits which are not in dispute and any judicial determination pursuant to Section 22(f) shall be final and binding on the Corporation and the Honeywell Employer. The Corporation and the responsible Honeywell Employer shall make payments to Participants as directed by the New Plan Administrator or pursuant to judicial determination pursuant to Section 22(f).

     (c) Corporation or Honeywell Employer Recommendations. Upon the occurrence of a Change in Control, the Corporation and any Honeywell Employer may make recommendations to the New Plan Administrator with respect to benefit determinations for affected Participants under the Plan and the New Plan Administrator shall immediately forward any such recommendation to the affected Participant. If the recommendation is agreed to in writing by the Participant, the New Plan Administrator shall advise the Corporation and any responsible Honeywell Employer, and the Corporation or Honeywell Employer, whichever is responsible, shall make payment in accordance with the provisions of Section 21.

     (d) Independent Recommendations. In the case of a recommendation which is not agreed to by the affected Participant, the New Plan Administrator shall immediately review the recommendation of the Corporation or responsible Honeywell Employer and within 15 days of notice of the dispute from the Participant, determine whether it is in accordance with the terms of the Plan and notify the Corporation or responsible Honeywell Employer and the Participant of its findings. If the New Plan Administrator determines that the recommendation is not in accordance with the terms of the Plan and that an adjustment is necessary and the Participant agrees in writing to such adjustment, the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall make payment in accordance with the provisions of Section 21. Any such adjustment determined by the New Plan Administrator, whether agreed to by the Participant or not, shall be final and binding upon the Corporation or responsible Honeywell Employer and may not be challenged by either of them.

     (e) Direct Application. Upon notice to the New Plan Administrator by an affected Participant, as to whom the Corporation or responsible Honeywell Employer has made no recommendation, that a Covered Termination has occurred, the Corporation or responsible Honeywell Employer shall be notified by the New Plan Administrator and given 15 days from the date the Participant gave notice to the new Plan Administrator within which to make a recommendation as to benefit determination. The New Plan Administrator shall also make its own independent determination as to the benefit payable under the terms of the Plan. Within 15 days of receipt of the notice from the affected Participant, the New Plan Administrator shall transmit to the Participant its own recommendation and that of the Corporation or responsible Honeywell Employer if such is available. If either recommendation is accepted in writing by the affected Participant, the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall make payment in accordance with the terms of Section 21. Any recommendation by the New Plan Administrator shall be final and binding upon the Corporation or responsible Honeywell Employer and may not be challenged by either of them.

     (f) Disputed Recommendation. If an affected Participant does not agree in writing within 15 days of transmittal to accept any of the recommendations made pursuant to Sections 22(c), 22(d) or 22(e), the New Plan Administrator (1) shall consider the amount in excess of the highest recommendation to be a claim for benefits which is in dispute and shall, with respect to such amount, initiate an action in interpleader pursuant to Rule 22 of the Federal Rules of Civil Procedure or analogous rules, before a court of competent jurisdiction, and (2) cause the Corporation or responsible Honeywell Employer to pay the Participant the higher of (A) the amount recommended, if any, by the Corporation or the responsible Honeywell Employer, or (B) the amount recommended by the New Plan Administrator, in accordance with the terms of Section 21. The New Plan Administrator shall not assert any claim or take any position in the interpleader proceeding based on its interpretation of the terms of the Plan, other than the provisions of this Section 22.

     (g) Attorneys Fees and Costs. If a Participant is paid or is determined to be entitled to receive benefits (i) in excess of any recommendation made by the Corporation or responsible Honeywell Employer pursuant to Sections 22(c) or 22(e), or (ii) in a case where the Corporation or responsible Honeywell Employer have made no recommendation pursuant to Sections 22(c) or 22(e), the New Plan Administrator shall advise the Corporation or responsible Honeywell Employer, and the Corporation or responsible Honeywell Employer shall immediately pay or reimburse, in accordance with Section 15(b)(iii) above, the affected Participant for the full amount of any attorneys’ fees and other expenses the affected Participant incurred in pursuing his or her claim for benefits. The payment or reimbursement shall include the standard hourly rates charged by each such attorney, any and all other expenses related to the action incurred by or on behalf of the affected Participant, the costs and expenses of any experts utilized to prepare the claim, and any court costs assessed against the affected Participant.

     (h) Amendment or Termination. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder or if the purpose of the amendment is to comply with Section 409A of the Code.

     (i) No Waiver. No waiver by a Participant at any time of any breach by the Company of, or of any lack of compliance with, any condition or provision of this Plan to be performed by the Company shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In no event shall the failure by a Participant to assert any right under the Plan (including, but not limited to, failure to assert the existence of Good Reason conditions which would enable a Participant to trigger his own termination under clause (i) of Section 19(c)) be deemed a waiver of such right or any other right provided under the Plan, it being intended that a Participant who has perfected a right under the Plan (including, but not limited to, a Participant’s right to trigger his own termination under clause (i) of Section 18(b)) shall be entitled to assert that right in accordance with the terms of the Plan unless the Participant affirmatively elects, in writing, to waive such right.

HONEYWELL INTERNATIONAL INC. SEVERANCE PLAN
FOR SENIOR EXECUTIVES

Exhibit A

ACTIVE PARTICIPANTS IN SENIOR SEVERANCE PROGRAM

36 Months (base and target bonus)
Peter M. Kreindler